Exhibit 99.1

Longs Reports Preliminary April Retail Drug Store Sales

From Continuing Operations

WALNUT CREEK, CA (May 3, 2007) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total retail drug store sales from continuing operations of $364.8 million for the four-week period ended April 26, 2007, an increase of 3.6 percent from $352.2 million in the comparable period a year ago. Pharmacy sales were 52.7 percent of sales compared with 51.9 percent last year.

Preliminary total retail drug store sales from continuing operations were $1.19 billion for the quarter ended April 26, 2007, a 4.4 percent increase from $1.13 billion in the comparable period a year ago. Pharmacy sales were 52.4 percent of sales compared with 51.5 percent a year ago.

Continuing Operations Preliminary Same-Store Sales Increase / (Decrease)	Month of April 4 weeks ended April 26, 2007	First Quarter 13 weeks ended April 26, 2007
Pharmacy	0.8%	2.9%
Front-end	(0.4)%	1.1%
Total	0.2%	2.0%

As announced on February 28, 2007, the results of operations associated with the 23 stores for which the Company has announced plans to close in Colorado, Oregon and Washington are classified as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with FAS 144, the sales from stores classified as discontinued operations are not included in the preliminary sales from continuing operations reported today.

Preliminary April and first quarter total retail drug store sales from continuing operations include 487 stores as of April 26, 2007, including three California stores designated for closure under the planned disposition that are still operating. However, preliminary April and first quarter same-store sales exclude the California stores designated for closure under the planned disposition.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.